Exhibit 5.1

September 9, 2025

NextNRG, Inc.

57 NW 183rd St.

Miami, FL 33169

Re:	NextNRG, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NextNRG, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to 5,864,288 shares (the “Shares”) of its common stock, par value $0.0001 per share, pursuant to that certain securities purchase agreement, dated as of September 8, 2025 by and between the Company and an accredited investor (the “Purchase Agreement”), consisting of: (i) up to 1,915,585 Shares issuable by the Company upon conversion of the senior secured convertible notes (the “Notes”), in an aggregate principal amount of up to $2,950,000 of Notes, issued by the Company on September 8, 2025 at the initial Closing (the “Initial Closing”), (ii) up to 750,000 Shares issuable upon exercise of the warrants (the “Warrants”) to purchase up to 750,000 Shares, issued by the Company at the Initial Closing, (iii) up to 191,559 Shares issuable by the Company upon conversion of the due diligence notes (the “Due Diligence Notes”), in an aggregate principal amount of up to $295,000 of Due Diligence Notes, issued by the Company at the initial Closing, (iv) 75,000 Shares issuable upon exercise of the due diligence warrants (the “Due Diligence Warrants”) to purchase up to 75,000 Shares, issued by the Company at the Initial Closing, and (v) up to 2,932,144 Shares issuable by the Company upon conversion of additional Notes and additional Due Diligence Notes or the execution of additional Warrants and additional Due Diligence Warrants that the Company may issue in the first additional closing, if any, pursuant to the Purchase Agreement. The Shares will be offered and sold pursuant to the prospectus supplement, dated September 9, 2025 (the “Prospectus Supplement”), supplementing the prospectus (the “Base Prospectus”) that forms part of the Company’s shelf registration statement on Form S-3, as amended (File No. 333-268960) (the “Registration Statement”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement, the Notes, the Warrants, the Due Diligence Notes and the Due Diligence warrants are being filed with the Securities and Exchange Commission (the “Commission”) as Exhibits 10.1, 10.2, 10.3. 10.4 and 10.5 to the Company’s Current Report on Form 8-K, dated September 9, 2025.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212)
930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Purchase Agreement, the Notes, the Warrants, the Due Diligence Notes and the Due Diligence warrants, and upon the receipt by the Company of any applicable exercise price therefore, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus, the Purchase Agreement, the Notes, the Warrants, the Due Diligence Notes and the Due Diligence Warrants; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

This opinion has been prepared solely for use in connection with the filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP